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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Rudolph Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   781270 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    12/31/01
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]     Rule 13d-1(b)

    [_]     Rule 13d-1(c)

    [X]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 2 OF 10
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Liberty Partners Holdings 11, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States-DE
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              0
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             4,565,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH:               4,565,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,565,040
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      28.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO
------------------------------------------------------------------------------

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 3 OF 10
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Liberty Partners L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States-DE
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              0
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             4,565,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH:               4,565,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,565,040
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      28.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 4 OF 10
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Liberty Capital Partners, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States-DE
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              0
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             4,565,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               4,565,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,565,040
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      28.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO
------------------------------------------------------------------------------

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 5 OF 10
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven J. Fisher
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              3,000
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             4,565,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,000
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH:               4,565,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,568,040
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      28.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 6 OF 10
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Carl E. Ring, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              0
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             4,565,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH:               4,565,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,565,040
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      28.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 7 OF 10
----------------------                                     -------------------


Item 1.

     (a)  Name of Issuer

          Rudolph Technologies, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          One Rudolph Road
          Flanders, NJ 07836

Item 2.

     (a)-(c) This Statement is filed by:

          Liberty Partners Holdings 11, L.L.C. ("LLC"); Liberty Partners, L.P. ("LP"), which is a partner of Liberty Investment Partnership 11, which is the managing member of LLC; Liberty Capital Partners, Inc. ("LCP"), L.P.'s general partner; Carl E. Ring, Jr. ("Ring"), and Steven J. Fisher ("Fisher"), who are directors and stockholders of LCP (Ring and Fisher are collectively referred to herein as the "Managers").

          The Business Address of LLC, LP, LCP and the Managers is 1370 Avenue of the Americas, New York, NY 10019; LLC is a Delaware limited liability company; LP is a Delaware limited partnership; LCP is a Delaware corporation; and Ring, and Fisher are U.S. citizens.

          LLC, LP, LCP and the Managers are individually referred to herein as "Reporting Person" and collectively, as the "Reporting Persons."

     (d)  Title of Class of Securities

          Common Stock

     (e)  CUSIP Number

          781270 10 3

Item 3.

          N/A

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

          (b) Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person

          (c) Number of shares as to which the person has: See Rows 5-8 for the voting and dispositive power for each Reporting Person

Item 5.   Ownership of Five Percent or Less of a Class

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          N/A

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 8 OF 10
----------------------                                     -------------------


Item 8.   Identification and Classification of Members of the Group

     The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

Item 9.   Notice of Dissolution of Group

          N/A

Item 10.  Certification

          N/A

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 9 OF 10
----------------------                                     -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

Dated:   February 11, 2002



                                                 /s/ Steven J. Fisher
                                   ---------------------------------------------
                                   Steven J. Fisher, individually, and on behalf of LCP in his capacity as an officer thereof



                                                /s/ Carl E. Ring, Jr.
                                   ---------------------------------------------
                                   Carl E. Ring, Jr., individually, and on
                                   behalf of LCP in his capacity as an officer
                                   thereof



                                   LIBERTY PARTNERS HOLDINGS 11, L.L.C.


                                   BY:      /s/ Steven J. Fisher
                                        ----------------------------------------

                                   TITLE:   Managing Director
                                           -------------------------------------



                                   LIBERTY PARTNERS, L.P.


                                   BY:      /s/ Steven J. Fisher
                                       -----------------------------------------

                                   TITLE:   Managing Director
                                           -------------------------------------

----------------------                                     -------------------
CUSIP NO. 781270 10 3            SCHEDULE 13G                 PAGE 10 OF 10
----------------------                                     -------------------


                                                                    EXHIBIT A

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Rudolph Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

     This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.


Dated:   February 11, 2002




                                                 /s/ Steven J. Fisher
                                   ---------------------------------------------
                                   Steven J. Fisher, individually, and on behalf of LCP in his capacity as an officer thereof



                                                /s/ Carl E. Ring, Jr.
                                   ---------------------------------------------
                                   Carl E. Ring, Jr., individually, and on
                                   behalf of LCP in his capacity as an officer
                                   thereof



                                   LIBERTY PARTNERS HOLDINGS 11, L.L.C.


                                   BY:      /s/ Steven J. Fisher
                                        ----------------------------------------

                                   TITLE:   Managing Director
                                           -------------------------------------



                                   LIBERTY PARTNERS, L.P.


                                   BY:      /s/ Steven J. Fisher
                                       -----------------------------------------

                                   TITLE:   Managing Director
                                           -------------------------------------